Exhibit 99.1

Howard Bank and NBRS Financial Bank finalize the Purchase by Howard Bank of NBRS’ Havre de Grace, Maryland Branch

ELLICOTT CITY, Md.--(BUSINESS WIRE)--August 29, 2014--Howard Bancorp, Inc. (NASDAQ:HBMD) today announced that its banking subsidiary, Howard Bank, has completed the acquisition of NBRS Bank branch located at 800 Revolution Street, Havre de Grace, MD 21078 pursuant to a purchase and assumption entered into in April 2014.

Pursuant to the sale, Howard Bank has acquired $16.1 million in loans and $18.8 million in deposits from NBRS.

Mary Ann Scully, Howard Bank’s President and CEO, said of the transaction, “Howard Bank has been well received as we have expanded our commitment to and presence in the Harford County marketplace. As the new northern extension of our Greater Baltimore focused delivery strategy, we believe the Havre de Grace branch and customer base will be a beneficiary of as well as a contributor to the Howard Bank growth story. The support provided by NBRS's personnel has been invaluable in this process. We look forward to delivering our signature brand in this very attractive community.”

Griffin Financial Group acted as financial advisor to Howard Bank. Ober|Kaler served as legal counsel to Howard Bank. The Kafafian Group acted as financial advisor to NBRS and Silver, Freedman, Taff & Tiernan LLP served as legal counsel to NBRS.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is a bank holding company with total assets of $534 million as of June 30, 2014. Its principal operating subsidiary, Howard Bank, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through eight full service branches and also regional offices in Annapolis and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp, Inc. (NASDAQ: HBMD). For information, call 410-750-0020 or visit www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
Mary Ann Scully
President and Chief Executive Officer
410-750-0020